UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2010

GLOBE SPECIALTY METALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 798-8122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)  On August 30, 2010, the compensation committee of the board of directors of Globe Specialty Metals, Inc. (the “Company”) approved a 2010 Annual Executive Bonus Plan for its chief financial officer and its chief legal officer.

The compensation committee believes that the adoption of the plan is aligned with the Company’s goal to be a consistently high performing growth company. The committee’s compensation plan and pay strategy specifically focus on and are intended to influence total return to stockholders, growth in operating earnings, including EBITDA, efficient management of operations, as measured by return on committed capital, cash flow generation and achievement of specific goals related to the performance of each executive’s functional area of responsibility.  Accordingly, the committee, with the assistance of an independent compensation consultant, has designed the plan to reward the participants for their performance in these areas.  The committee intends to review the performance measures annually to make sure they remain relevant to the Company’s strategy.

Based upon these considerations, the plan provides for an annual bonus based upon the following calendar year 2010 results and specific goals for the chief financial officer and chief legal officer as follows:

For the chief financial officer the bonus is calculated as the sum of 0.8 percent of modified EBITDA, as defined in the plan, plus 0.2 percent of modified free cash flow, as defined in the plan, subject to a maximum of 1.60 times base salary.  This amount would then be increased by a maximum of 0.65 times base salary or decreased by a maximum of 0.60 times base salary based on the achievement of six specific measurable objectives.  In no case will the bonus exceed 2.25 times base salary.

For the chief legal officer the bonus is calculated as the sum of 0.8 percent of modified EBITDA, as defined in the plan, plus 0.2 percent of modified free cash flow, as defined in the plan, subject to a maximum of 1.40 times base salary.  This amount would then be increased by a maximum of 0.60 times base salary or decreased by a maximum of 0.60 times base salary based on the achievement of six specific measurable objectives.  In no case will the bonus exceed 2.00 times base salary.

Any payout in excess of 1.75 times base salary for the chief financial officer and 1.50 times base salary for the chief legal officer will be deferred.  All deferral amounts will be paid in restricted stock units (RSUs) that proportionally vest over three years but are not delivered until the end of the third year.  In addition, the board expects to establish ownership requirements specifying that a  significant portion of the stock received under the plan be retained until ownership guidelines are met. The plan will also permit voluntary deferral into RSUs of the cash portions not required to be deferred, up to a maximum of 50 percent of the bonus amount, and provides a 20 percent match in the form of additional RSUs on voluntarily deferred amounts. RSUs paid on voluntarily deferred amounts will also vest over three years but not be delivered until the end of the third year.

The plan includes a “claw-back” provision which provides that if the board of directors determines that there was executive misconduct in a prior period in the preparation of the financial results for that period, the compensation committee will determine whether the restatement was material and was a result of executive misconduct in preparation of the financial information and, if so, to what extent “covered payments” should be returned to the Company to the extent that such payments were overstated as a result of the change in financial condition. Covered payments include cash incentives paid to the executive found to have actively participated in the executive misconduct for performance during the fiscal year(s).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.
Dated: August 31, 2010	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer